EXHIBIT 10.7

[*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT IS INDICATED WITHIN THIS EXHIBIT BY THE USE OF THE FOLLOWING (**)]

Flextronics Manufacturing Services Agreement

This Flextronics Manufacturing Services Agreement (“Agreement”) is entered into this 18 day of September 2007 (the “Effective Date”) by and between Electroglas, Inc. having its place of business at 5729 Fontanoso Way, San Jose, CA 95138 ("Customer") and Flextronics Industrial Ltd., having its place of business at Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius ("Flextronics").

Customer desires to engage Flextronics to perform manufacturing services as further set forth in this Agreement.  The parties agree as follows:

1.  DEFINITIONS

Flextronics and Customer agree that capitalized terms shall have the meanings set forth in this Agreement and Exhibit 1 attached hereto and incorporated herein by reference.

2.  MANUFACTURING SERVICES

2.1.  Work.  Customer hereby engages Flextronics to perform the work (hereinafter "Work").  “Work” shall mean to procure Materials and to manufacture, assemble, and test products (hereinafter "Product(s)") pursuant to detailed written Specifications.  The “Specifications” for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List.  The Specifications as provided by Customer and included in Flextronics’s production document management system and maintained in accordance with the terms of this Agreement are incorporated herein by reference as Exhibit 2.1.  The initial Specifications shall be reflected in Flextronics’s production document management system no later than five (5) business days following the date such Specifications are provided by Customer, and changes to the Specifications as mutually agreed upon in accordance with this Agreement shall be reflected in Flextronics’s production document management system no later than five (5) business days following the date of such mutual agreement.  This Agreement does not include any new product introduction (NPI) or product prototype services related to the Products.  In the event that Customer requires any such services, the parties will enter into a separate agreement.  In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.

2.2.  Engineering Changes. Customer may request that Flextronics incorporate engineering changes into the Product by providing Flextronics with a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost (“Engineering Change Request” or “ECR”).  Upon receipt of an ECR, Flextronics will provide Customer with a response within five (5) business days of receipt advising Customer of the likely impact of an ECR (including, but not limited to, the impact on the delivery schedule and Product pricing).  Flextronics will proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing (“Engineering Change Order” or “ECO”) and the Customer has issued a purchase order for the implementation costs.  Neither party will unreasonably withhold or delay agreement to an ECO and the parties agree to use commercially reasonable efforts to implement as soon as possible emergency ECO’s relating to personal or product safety or to avoid infringement.

2.3.  Tooling; Non-Recurring Expenses; Software. Customer shall pay for or obtain and consign to Flextronics any Product-specific tooling, equipment or software and other reasonably necessary non-recurring items, to be mutually agreed upon by the parties in writing and incorporated herein by reference as Exhibit 2.3 (collectively, “Consigned Equipment”).  All software that Customer provides to Flextronics or any test software that Customer engages Flextronics to develop is and shall remain the property of Customer.  Flextronics shall not reverse engineer, disassemble or decompile any software Customer provides to Flextronics, except to the extent expressly permitted by applicable law, and then only after Flextronics has notified Customer in writing of its intended activities.  Title to Consigned Equipment remains at all times with Customer, and Flextronics shall not permit any lien or encumbrance created by or through Flextronics to exist on the Consigned Equipment.  Customer shall be the importer of record of the Consigned Equipment, but Flextronics shall assist Customer to obtain all permits, licenses, approvals and registrations that are required for the importation of the Consigned Equipment.  Flextronics shall bear responsibility for any damage or loss of Consigned Equipment due to Flextronics’ negligence or willful misconduct while such Consigned Equipment is on the premises of Flextronics.  Upon reasonable notice, Customer shall have the right to access the facility at which the Consigned Equipment is located for the purpose of inspecting, installing, testing, repairing and maintaining such Consigned Equipment.  Upon termination or expiration of this Agreement, Flextronics shall promptly return at Customer’s cost and expense or otherwise make available to Customer all Consigned Equipment.

2.4.  Cost Reduction Projects.  Flextronics agrees to seek ways to reduce the cost of manufacturing Products by methods such as elimination of Materials, redefinition of Specifications, and re-design of assembly or test methods.  Flextronics will present to Customer any proposal for cost reduction projects and will implement such projects only with the prior written approval of Customer.  Upon implementation of such ways that have been initiated by Flextronics and approved by Customer, each of Flextronics and Customer will receive 50% of the demonstrated cost reduction for the first twelve months of this Agreement, and Customer shall thereafter receive 100% of the demonstrated cost reduction.  Customer will receive 100% of the demonstrated cost reduction upon implementation of such ways initiated by Customer.  Customer and Flextronics will discuss cost reductions in conjunction with the quarterly fee review set forth in Section 3.4(c).

2.5.  Flextronics Facility.  Flextronics shall perform the Work at the Flextronics facility located at No. 77 Yong Sheng Road, Ma Lu, Jiading, , Shanghai 201801, People’s Republic of China (the “Flextronics Facility”).  Flextronics may perform the work at another location located in the People’s Republic of China without Customer’s prior written approval; provided that Flextronics notifies Customer in writing at least ninety (90) days prior to performing work at another Chinese location and provided further that such location change does not substantially affect the fees, taxes or other amounts payable by Customer hereunder.  Flextronics shall notify Customer in the event it performs the assembly or test work at such another Chinese location.  Flextronics shall not, without prior written approval by Customer, perform the work at a location other than the Flextronics Facility or such other Chinese location as permitted by this Section 2.5.

2.6.  Quality Standards.  Flextronics will maintain quality management systems for the control of material quality, processing, assembly, testing, packaging and shipping, and Customer shall have the right, at Customer’s expense, to inspect such quality management systems upon reasonable request.  The Flextronics Facility shall be certified ISO 9001:2000 and ISO 14001:2004 and such certification shall be maintained at all times during the term of this Agreement.  Flextronics shall notify Customer promptly if the Flextronics Facility loses or fails to renew its ISO 9001:2000 and ISO 14001:2004 certification.

2.7.  Resource Shortage.  Excluding cases where Flextronics is excused entirely from performance under this Agreement or applicable law, in the event Flextronics is in a position to require the allocation of materials, facilities, equipment or personnel (collectively “Resources”) due to shortages, Flextronics shall fairly allocate, in a commercially reasonable manner, Resources for the period of time during which the cause of the shortages persists; provided however, that any such allocation shall allocate Resources to Customer in a manner that is at least as favorable to Customer as to other of Flextronics’s other similarly situated customers who provide the same or lesser amount of business at the facility where Products are manufactured for Customer.  For purposes of determining whether another customer provides the same or lesser amount of business, such factors as monthly volume, the economic value of purchases, types of products and Inventory, level of variance between forecasts and actual demand shall be taken into account.

2.8.  No Sales to Third Parties.  Flextronics shall not sell Products to any third party without Customer’s prior written approval.

3.  FORECASTS; ORDERS; FEES; PAYMENT

3.1.  Forecast.  Customer shall provide Flextronics, on a monthly basis, (a) a rolling twelve (12) month forecast indicating Customer’s monthly Product requirements for base systems, including without limitation the 200mm standard 4090 prober and the 300mm standard EG6000 prober (each a “Base System”), and (b) a rolling three (3) month forecast indicating Customer’s monthly Product requirements for (i) special systems, including without limitation the 200mm Pathfinder prober, the 200mm SMIF prober, the 200mm Mini-e prober and the 300mm EG6000e prober (each a “Special System”), (ii) options for final system configuration, and (iii) upgrade kits.  Such forecasts shall be non-binding, except with respect to the purchase of Special Inventory pursuant to Section 4.1, and the first ninety (90) days of a forecast will constitute Customer’s written purchase order for all Work to be completed within the first ninety (90) day period.  Such purchase orders will be issued in accordance with Section 3.2 below.

3.2.  Purchase Orders; Precedence.  Customer may use its standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable Specifications.  The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument.

3.3.  Purchase Order Acceptance.  Purchase orders shall be deemed accepted by Flextronics, provided however that Flextronics may reject any purchase order: (a) that is an amended order in accordance with Section 5.2 below because the purchase order is outside of the Flexibility Table; (b) if the fees reflected in the purchase order are inconsistent with the parties’ agreement with respect to the fees; (c) if the purchase order represents a significant deviation from the forecast for the same period, unless such deviation is within the parameters of the Flexibility Table; or (d) if a purchase order would extend Flextronics’s liability beyond Customer’s approved credit line; provided that Flextronics does not reduce such credit line other

3.4.  than in accordance with Flextronics’ standard policies and procedures applicable to similar customers.  Flextronics shall notify Customer of rejection of any purchase order within five (5) business days of receipt of such purchase order.

3.5.  Fees; Changes; Taxes.

(a)  The fees will be agreed by the parties and will be indicated on the purchase orders issued by Customer and accepted by Flextronics. The initial fees shall be as set forth on the Fee List attached hereto and incorporated herein as Exhibit 3.4 (the “Fee List”).  If a Fee List is not attached or completed, then the initial fees shall be as set forth in purchase orders issued by Customer and accepted by Flextronics in accordance with the terms of this Agreement.

(b)  Customer is responsible for (i) additional fees and costs mutually agreed upon as set forth in Section 2.2 due to changes to the Specifications; (ii) additional fees and costs mutually agreed upon by Customer and Flextronics due to failure of Customer or its subcontractor to cure within thirty (30) days of written notice a failure to timely provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule; and (iii) any pre-approved expediting charges reasonably necessary because of a change in Customer's requirements.

(c)  The fees may be reviewed quarterly by the parties.  Any changes and timing of changes shall be agreed by the parties in writing, such agreement not to be unreasonably withheld or delayed.  By way of example only, the fees may be increased upon the written agreement of the parties if the market price of fuels, Materials, equipment, labor and other production costs, increase beyond normal variations in pricing or currency exchange rates as demonstrated by Flextronics; or if the actual volume of Products ordered by Customer is greater than or less than the volume anticipated by the parties as of the Effective Date.

(d)  All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Customer shall be responsible for all such items.  This subsection (d) does not apply to taxes on Flextronics’s net income.

(e)  (i) All payments to Flextronics incurred for the Products delivered and Work conducted under this Agreement shall be made in the “Payment Currency” by electronic funds transfer into Flextronics’s designated bank account. “Payment Currency” means the currency specified in Section 3.5 for payment of amounts due hereunder which shall be based on the currency in which most of the costs of the Work will be incurred, provided however, if the currency in which most of the costs of the Work will be incurred is not (x) the local currency of the location of one of the parties or (y) the “functional currency” of one of the parties for accounting purposes, then the “Payment Currency” will be the currency which satisfies either (x) or (y) in which the greatest portion of the costs of the Project will be incurred.

(ii)                 To the extent any costs included in the calculation of the amount due to Flextronics hereunder are paid by Flextronics in a currency other than the Payment Currency and must be converted into the Payment Currency for calculation of the amount due under this Agreement, the amounts payable under this Agreement will be set on a quarterly basis for the upcoming quarter based on exchange rate(s) calculated as follows: (1) for currencies for which Flextronics has obtained a forward contract to hedge its exposure to currency fluctuations, the hedge rate, and (2) for currencies for which Flextronics has not hedged, the closing currency exchange rate(s) as reported on Reuters' page USDFIX on the 25th day of the last month of each calendar quarter (or the business day immediately following such date if such date is not a business day). Costs incurred in the Payment Currency shall not be hedged.  Costs that are incurred in currencies other than the Payment Currency will be hedged unless insignificant in amount.  No more than ten percent (10%) of the costs incurred in currencies other than the Payment Currency shall be unhedged.  In the event the actual costs in a quarter are less than projected and, as a consequence, Flextronics has over hedged any currency, the over hedged portion may be used for the following quarter for purposes of calculating the conversion into the Payment Currency. In the event the actual costs in a quarter are higher than projected and, as a consequence, Flextronics has to conclude additional foreign currency hedges, such a difference will be settled by one party in favor of the other party, as applicable. Hence, any cost savings for Flextronics out of a favorable Non-USD movement will be passed on to Customer as a credit note; likewise, any cost increase based on an unfavorable Non-USD movement will be settled by means of a debit note. Such credit/debit notes are payable within thirty  (30) days of issuance.  Upon request Flextronics shall provide Customer with copies of the bank confirmations for the hedge contracts for the currencies described in subsection (i) above and the basis for its calculation of the exchange rate for currencies described in this subsection.

3.6.  Payment.  Customer agrees to pay all invoices in U.S. Dollars within thirty (30) days of the date of Customer’s receipt of the invoice.  Flextronics shall keep and maintain complete and accurate books, records and accounts relating to this Agreement.

Late Payment.  Customer agrees to pay one and one-half percent (1.5%) monthly interest on all late payments.  Furthermore, if Customer is late with payments and Customer has not remedied such late payment within five (5) days of receipt of written notice of such late payment, Flextronics may (a) stop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Flextronics’s personnel cannot be reassigned to other billable work during such stoppage, invoice Customer for additional reasonable labor fees before the Work can resume.  Customer agrees to provide all necessary financial information reasonably required by Flextronics from time to time in order to make a proper assessment of the creditworthiness of Customer.

3.7.  Letter of Credit.  Within forty-five (45) days of Flextronics’s request made at any time during the term of this Agreement, Customer agrees to obtain and maintain a stand-by letter of credit  or such other financial instrument mutually agreed upon by the parties on behalf of Flextronics to support Customer’s payment obligations set forth in this Agreement and to minimize the financial risk to Flextronics for its performance of the Work under this Agreement. The stand-by letter of credit or other mutually agreed upon financial instrument shall be for a minimum period of time of six (6) months and shall be for a total amount that is equal to the total value of the risks associated with Inventory, Special Inventory, and the accounts receivable from Customer.  The calculation shall be based upon the forecast provided by Customer pursuant to Section 3.1.  The draw down procedures under the stand-by letter of credit or other mutually agreed upon financial instrument shall be determined solely by Flextronics.  Flextronics will, in good faith, review Customer's creditworthiness periodically and may provide more favorable terms once it feels it is prudent to do so.

4.  MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

4.1.  Authorization to Procure Materials, Inventory and Special Inventory.  Customer's accepted purchase orders and forecast will constitute authorization for Flextronics to procure, without Customer’s prior approval, (a) Inventory to manufacture the Products covered by such purchase orders based on the Lead Time and (b) certain Special Inventory based on Customer’s purchase orders and forecast as follows: Long Lead-Time Materials as required based on the Lead Time when such purchase orders are placed and Minimum Order Inventory as required by the supplier.  Flextronics will only purchase Economic Order Inventory with the prior written approval of Customer.  Flextronics will provide Customer with updates of Lead Times for all Materials upon Customer’s reasonable request.

4.2.  Customer Controlled Materials.  Customer may direct Flextronics to purchase Customer Controlled Materials in accordance with the Customer Controlled Materials Terms.  Customer acknowledges that the Customer Controlled Materials Terms will directly impact Flextronics’s ability to perform under this Agreement and to provide Customer with the flexibility Customer is requiring pursuant to the terms of this Agreement.  In the event that Customer Controlled Materials Terms create an additional cost that is not covered by this Agreement, then Flextronics will notify Customer and the parties will agree to either (a) compensate Flextronics for such additional costs, (b) amend this Agreement to conform to the Customer Controlled Materials Terms or (c) amend the Customer Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Flextronics.  Customer agrees to provide copies to Flextronics of all Customer Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with suppliers from whom Customer directs Flextronics to purchase Customer Controlled Materials.  Customer agrees not to make any modifications or additions to the Customer Controlled Materials Terms or enter into new Customer Controlled Materials Terms with suppliers that will negatively impact Flextronics’s procurement activities, without thirty days prior written notice.  Customer and Flextronics shall negotiate in good faith a separate agreement relating to the sale, consignment or other transfer of certain Materials in Customer’s possession as of the Effective Date and other Customer Controlled Materials to be provided by Customer (including without limitation terms and conditions relating to forecasts, delivery and pricing).

4.3.  Preferred Supplier.  Customer shall provide to Flextronics and maintain an Approved Vendor List.  Flextronics shall purchase from vendors on a current AVL the Materials required to manufacture the Product.  Customer shall give Flextronics every opportunity to be included on AVL’s for Materials that Flextronics can supply, and if Flextronics is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Customer, Flextronics shall be included on such AVL’s.  If Flextronics is on an AVL and its prices and quality and other terms and conditions of sale (e.g., cancellation policy, Lead Times) are competitive with other vendors, Customer will raise no objection to Flextronics sourcing Materials from itself.  For purposes of this Section 4.3 only, the term “Flextronics” includes any Flextronics Affiliate.    Customer shall give Flextronics every opportunity to include Flextronics’s strategic suppliers on AVL’s for Materials that such Flextronics suppliers can supply.  If such a Flextronics supplier is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Customer, such Flextronics supplier shall be included on such AVL’s.  If such Flextronics supplier is on an AVL and its prices and quality and other terms and conditions of sale (e.g., cancellation policy, Lead Times) are competitive with other vendors, Customer will raise no objection to Flextronics sourcing Materials from such Flextronics supplier.

4.4.  Customer Responsibility for Inventory and Special Inventory.  Customer is responsible under the conditions provided in this Agreement for all Materials, Inventory and Special Inventory purchased by Flextronics in accordance with Section 4.1 with respect to the forecast and any purchase orders accepted by Flextronics from Customer.

4.5.  Materials Warranties.  Without limiting the Flextronics warranties provided pursuant to Section 6.2, Flextronics shall endeavor to obtain and pass through to Customer the following warranties with regard to the Materials (other than the Production Materials): (i) conformance of the Materials with the vendor’s specifications and/or with the Specifications; (ii) that the Materials will be free from defects in workmanship; (iii) that the Materials will comply with Environmental Regulations; and (iv) that the Materials will not infringe the intellectual property rights of third parties.

5.  SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

5.1.  Shipments.  All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to Customer's destination specified in the applicable purchase order.  Shipments will be made EXW (Ex works, Incoterms 2000) Flextronics Facility, at which time risk of loss and title will pass to Customer.  All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be paid by Customer.  In the event Customer designates a freight carrier to be utilized by Flextronics, Customer agrees to designate only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines.  Flextronics shall promptly notify Customer if Flextronics becomes aware of any delay in shipment of Products under this Agreement. In the event of late delivery of more than (**) business days after the schedule delivery date solely caused by Flextronics, Flextronics shall expedite the shipment of such order upon Customer’s request and at Flextronic’;s solee expense.  (**).  The remedies set forth in this Section 5.1 are Customer’s sole and exclusive remedies with respect to a late delivery; (**).

5.2.  Quantity Increases, Quantity Decreases and Shipment Schedule Changes.

(a)  For any accepted purchase order, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the flexibility tables attached as Exhibit 5.2(a) (each a “Flexibility Table”).

Any decrease in quantity is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the Flexibility Table.  Quantity cancellations are governed by the terms of Section 5.3 below.  Any purchase order quantities increased or rescheduled pursuant to this Section 5.2 (a) may not be subsequently increased or rescheduled.

(b)  All reschedules to push out delivery dates outside of the Flexibility Table require Flextronics’s prior written approval, which, in its sole discretion, may or may not be granted.  If Customer does not request prior approval from Flextronics for such reschedules, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved reschedule, then Customer will pay Flextronics the Monthly Charges for any such reschedule, calculated as of the first day in excess of the Flexibility Table for such reschedule for any Inventory and/or Special Inventory (whether in raw form or work in process) that was procured by Flextronics to support the original delivery schedule that is not used to manufacture Product pursuant to an accepted purchase order within thirty (30) days of the first day in excess of the Flexibility Table for such reschedule.  In addition, if Flextronics notifies Customer that such Inventory and/or Special Inventory has remained in Flextronics’s possession for more than ninety (90) days since the first day in excess of the Flexibility Table for such reschedule, then Customer agrees to immediately purchase any affected Inventory and/or Special Inventory upon receipt of the notice by paying the Affected Inventory Costs.  In addition, any fully configured and tested Products that have already been manufactured to support the original delivery schedule will be treated as cancelled as provided in Sections 5.3 and 5.4 below.

(c)  Flextronics will use reasonable commercial efforts to meet any quantity increases, which are subject to Materials and capacity availability.  All reschedules or quantity increases outside of the Flexibility Table require Flextronics’s approval, which, in its sole discretion, may or may not be granted.  If Flextronics agrees to accept a reschedule to pull in a delivery date or an increase in quantities in excess of the Flexibility Table and if there are extra costs to meet such reschedule or increase, Flextronics will inform Customer for its acceptance and approval in advance.

(d)  Any delays in the normal production or interruption in the workflow process caused by Customer's changes to the Specifications as mutually agreed upon in accordance with Section 2.2 or failure of Customer or its subcontractor after written notice specifying such failure to provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule, will be considered a reschedule of any affected purchase orders for

(e)  purposes of this Section 5.2 for the period of such delay.  In addition, Customer shall be responsible for costs related to adjusting foreign currency hedging contracts due to changes in cash flows resulting from such delays

(f)  For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (b), the “Lead Time” shall be calculated as the Lead Time at the time of procurement of the Inventory and Special Inventory.

5.3.  Cancellation of Orders and Customer Responsibility for Inventory.

(a)  Customer may not cancel all or any portion of Product quantity of an accepted purchase order without Flextronics’s prior written approval, which, in its sole discretion, may or may not be granted.  If Customer does not request prior approval for cancellation, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved cancellation, then Customer will pay Flextronics Monthly Charges for any such cancellation, calculated as of the first day after such cancellation for any Inventory or Special Inventory (whether in raw form or work in process) procured by Flextronics to support the original delivery schedule.  In addition, if Flextronics notifies Customer that such Inventory and/or Special Inventory has remained in Flextronics’s possession for more than thirty (30) days since such cancellation, then Customer agrees to immediately purchase from Flextronics such Inventory and/or Special Inventory by paying the Affected Inventory Costs.  If any fully configured and tested Products have already been manufactured to support the original delivery schedule, then Customer agrees to immediately purchase from Flextronics such Products by paying the Affected Inventory Costs.   In addition, Flextronics shall calculate the cost or gain of unwinding any currency hedging contracts entered into by Flextronics to support the cancelled purchase order(s).  Should the unwinding result in a loss to Flextronics, Customer agrees to cover such loss amount for Flextronics immediately upon receipt of an invoice for such amount.  Should the unwinding result in a gain to Flextronics, a credit note will be immediately issued to Customer.

(b)  If the forecast for any period is less than the previous forecast supplied over the same period, that amount will be considered canceled and Customer will be responsible for any Special Inventory purchased or ordered by Flextronics in accordance with Section 4.1 to support such amount.

(c)  Products that have been ordered by Customer and that have not been picked up in accordance with the agreed upon shipment dates shall be considered cancelled and Customer will be responsible for such Products in the same manner as set forth above in Section 5.3(a).

(d)  For purposes of calculating the amount of Inventory and Special Inventory subject to subsection (a), the “Lead Time” shall be calculated as the Lead Time at the time of (i) procurement of the Inventory and Special Inventory; (ii) cancellation of the purchase order or (iii) termination of this Agreement, whichever is longer.

5.4.  Mitigation of Inventory and Special Inventory.  Prior to invoicing Customer for the amounts due pursuant to Sections 5.2 or 5.3, Flextronics will use reasonable commercial efforts for a period of thirty (30) days, to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer.  Customer shall pay amounts due under this Section 5 within thirty (30) days of receipt of an invoice.  Flextronics will ship the Inventory and Special Inventory paid for by Customer under this Section 5.4 to a location designated by Customer (subject to export or other government restrictions) promptly upon said payment by Customer.  Customer agrees to pay all reasonable freight, insurance, other shipping expenses (including without limitation any special packing expenses), taxes and duties in connection with such shipment.  In the event Customer does not pay within thirty (30) days, Flextronics will be entitled, subject to Customer’s prior written consent, not to be unreasonably withheld or delayed, to dispose of such Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties.  Flextronics shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within thirty (30) days of its receipt of the invoice.

5.5.  No Waiver.  Flextronics shall invoice Customer for any of the charges set forth herein within six (6) months of the date of shipment of Products or accrual of charges hereunder, as applicable.

6.  PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY

6.1.  Product Acceptance.  The Products delivered by Flextronics will be inspected and tested as required by Customer within ten (10) days of receipt at the “ship to” location on the applicable purchase order.  If Products do not comply with the express limited warranty set forth in Section 6.2 below, Customer has the right to reject such Products during said period.  If Flextronics delivers Products in excess of the quantity ordered by Customer, Customer has the right to reject such excess Products during said period.  If Flextronics delivers a Product that was not ordered by Customer, Customer has the right to reject such incorrect Product during said period.  Products not rejected during said period will be deemed accepted.  Customer may return defective Products, freight collect, after obtaining a return material authorization number from Flextronics to be displayed on the shipping container and completing a failure report.  Rejected Products will be promptly repaired or replaced, at Flextronics’s option, and returned freight pre-paid. Customer shall bear all reasonable costs and expenses associated with Products that have been returned to Flextronics for which there is no defect found.

6.2.  Express Limited Warranty.  This Section 6.2 sets forth Flextronics’s sole and exclusive warranty and Customer’s sole and exclusive remedies with respect to a breach by Flextronics of such warranty.

(a)  Flextronics warrants that the Products will have been manufactured in accordance with the applicable Specifications and will be free from defects in workmanship for a period of (**) from the date of shipment.  In addition, Flextronics warrants that the Production Materials are in compliance with Environmental Regulations.

(b)  Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Flextronics makes no representations or warranties whatsoever with respect to: (i) Materials and/or Customer Controlled Materials; (ii) defects resulting from the Specifications or the design of the Products; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer; (iv) first articles, prototypes, pre-production units, test units or other similar Products; (v) defects resulting from tooling, designs or instructions produced or supplied by Customer, or (vi) the compliance of Materials (other than Production Materials) or Products with any Environmental Regulations.  Customer shall be liable for reasonable costs or expenses incurred by Flextronics for shipping, testing, repair or replacement of Products returned to Flextronics to the extent due to the foregoing exclusions to Flextronics’s express limited warranty.

(c)  Upon any failure of a Product to comply with this express limited warranty, Flextronics’s sole obligation, and Customer's sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer freight prepaid.  Customer shall return Products (or components thereof) covered by this warranty freight collect after completing a failure report and obtaining a return material authorization number from Flextronics (not to be unreasonably withheld or delayed) to be displayed on the shipping container.  Customer shall bear all reasonable costs and expenses associated with Products that have been returned to Flextronics for which there is no defect found.  In addition, Flextronics will use commercially reasonable efforts to complete an initial failure analysis on all Products returned pursuant to Section 6.2, within fifteen (15) days of receipt of such Products.

(d)  Customer will provide its own warranties directly to any of its end users or other third parties.  Customer will not pass through to end users or other third parties the warranties made by Flextronics under this Agreement.  Furthermore, Customer will not make any representations to end users or other third parties on behalf of Flextronics, and Customer will expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product.  For purposes of clarity, nothing in this subsection (d) limits Customer’s ability to return Products (or components thereof) to Flextronics which are covered by Flextronics’ warranty under this Agreement that end users have returned to Customer under Customer’s warranty to the end user.

6.3.  Additional Warranties.  Flextronics warrants that the Products delivered to Customer shall be free and clear of all liens and similar encumbrances.

6.4.  No Representations or Other Warranties.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, FLEXTRONICS MAKES NO REPRESENTATIONS AND NO OTHER WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, CUSTOMER MAKES NO REPRESENTATIONS AND NO OTHER WARRANTIES OR CONDITIONS RELATED TO THIS AGREEMENT, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH FLEXTRONICS, AND CUSTOMER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

7.  INTELLECTUAL PROPERTY LICENSES

7.1.  Licenses.  Customer hereby grants Flextronics a non-exclusive, non-transferable, non-sublicensable (except to Flextronics’s Affiliates, to the extent necessary for Flextronics to perform its obligations under this Agreement during the term of this Agreement), limited license during the term of this Agreement to use Customer's patents, trade secrets and other intellectual property solely to manufacture, assemble and test Products as necessary to perform Flextronics’s obligations under this Agreement during the term of this Agreement.

7.2.  No Other Licenses.  Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party.

7.3.  Ownership of Specifications and Designs.  Customer will be the sole and exclusive owner of all right, title and interest (including, without limitation, all intellectual property rights) in and to the Specifications, the design of the Products, the Consigned Equipment and any processes or technology provided by Customer to Flextronics.  The Parties agree

7.4.  that any material development by Flextronics of:  (a) Specifications or improvements thereto, (b) the design of the Products or improvements thereto, or (c) improvements to any Consigned Equipment, processes or technology provided by Customer to Flextronics (collectively, “Flextronics Improvements”), shall be beyond the scope of this Agreement, and any such material development shall be performed by Flextronics pursuant to a separate written agreement between the Parties.  Such written agreement shall include an agreement by Flextronics that, upon Flextronics’s receipt of Customer’s payment of mutually agreed upon fees for the applicable design services, all Flextronics Improvements made or conceived by Flextronics during the course of performing the design services will be assigned to Customer, subject to Flextronics’s ownership in its know how, design tools, methodologies, software, algorithms, or other means that may be used to design, manufacture, assemble or test products.  Except with respect to such Flextronics Improvements, Customer will be the sole and exclusive owner of (and Flextronics hereby assigns and agrees to assign to Customer) all right, title and interest (including, without limitation, all intellectual property rights) in and to any improvements developed during the term of this Agreement to the Specifications, the design of the Products, the Consigned Equipment and any processes or technology provided by Customer to Flextronics.

8.  TERM AND TERMINATION

8.1.  Term.  The term of this Agreement shall commence on the date hereof above and shall continue for five (5) years thereafter until terminated as provided in Section 8.2 (Termination) or 10.12 (Force Majeure). After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement one (1) year or more prior to the end of any term.

8.2.  Termination.  This Agreement may be terminated by either party (a) for convenience upon (**) prior written notice to the other party, but in no event shall any such termination notice be provided before(**) of this Agreement, (b) if the other party defaults in any material payment to the terminating party and such default continues without a cure for a period of fifteen (15) days after the delivery of written notice thereof by the terminating party to the other party, (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, or (d) pursuant to Section 10.12 (Force Majeure).

8.3.  Effect of Expiration or Termination.  Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 5.2, 5.3, and 5.4 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and Special Inventory in existence as of such date, and (c) shall not affect Flextronics’s express limited warranty in Section 6.2 above.  Sections 1, 3.5, 3.6, 4, 5.2, 5.3, 5.4, 6.2, 6.3, 6.4, 7, 8, 9, and 10 shall be the only terms that shall survive any termination or expiration of this Agreement.

9.  INDEMNIFICATION; LIABILITY LIMITATION

9.1.  Indemnification by Flextronics.  Flextronics agrees to defend, indemnify and hold harmless, Customer and its Affiliates, and all directors, officers, employees, and agents (each, a “Customer Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:

(a)  any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the extent such injury or damage has been caused by the breach by Flextronics of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2;

(b)  any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Flextronics uses to manufacture, assemble and/or test the Products.  Notwithstanding the foregoing, Flextronics shall not have any obligation to indemnify Customer to the extent such infringement arises from Flextronics’s compliance with the Specifications or specific Customer instructions for the manufacture, assembly or test of the Product, provided that such claim would not have arisen but for such compliance.

(c)  noncompliance with any Environmental Regulations but solely to the extent that such non-compliance is caused by a process or Production Materials that Flextronics uses to manufacture, assemble and/or test the Products.  Notwithstanding the foregoing, Flextronics shall not have any obligation to indemnify Customer to the extent such noncompliance arises from Flextronics’s compliance with the Specifications or specific Customer instructions for the manufacture, assembly or test of the Product, provided that such claim would not have arisen but for such compliance.

9.2.  Indemnification by Customer. Customer agrees to defend, indemnify and hold harmless, Flextronics and Flextronics Affiliates, and all directors, officers, employees and agents (each, a “Flextronics Indemnitee”) from and against

9.3.  all Damages incurred by or assessed against any of the foregoing to the extent the same arise out of third-party claims relating to:

(a)  any failure of any Product (and any Materials contained therein) sold by Flextronics hereunder to comply with any safety standards and/or Environmental Regulations, except to the extent such failure is the responsibility of Flextronics pursuant to Section 9.1(c) above;

(b)  any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the extent such injury or damage has not been caused by Flextronics’s breach of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2 hereof; or

(c)  any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Flextronics pursuant to Section 9.1(b) above.

9.4.  Procedures for Indemnification.  With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense.  The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice.  The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party.  The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim.

9.5.  Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 9.1(b) or 9.2(c) above, or in the event the indemnifying party desires to minimize its liabilities under this Section 9, in addition to its indemnification obligations set forth in this Section 9, the indemnifying party’s responsibility is to either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable).  In the event that the use of any Products be enjoined for a cause stated in Section 9.1(b) or 9.2(c) above and any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current forecast for such Products will be considered cancelled and Customer shall purchase all Products, Inventory and Special Inventory as provided in Sections 5.3 and 5.4 hereof. Any changes to any Products or process must be made in accordance with Section 2.2 above; provided that any changes due to a cause stated in Section 9.1(b) shall be at Flextronics’ expense.  Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.  This Section 9.4 shall not be construed to limit either party’s obligations pursuant to Sections 9.1 and 9.2.

9.6.  No Other Liability. EXCEPT WITH REGARD TO A BREACH OF SECTIONS 9.1 AND 9.2 ABOVE OR A BREACH OF SECTION 10.1 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THE FOREGOING SECTION 9 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

10.  MISCELLANEOUS

10.1.  Confidentiality.  Each party shall refrain from using any and all Confidential Information of the disclosing party for any purposes or activities other than those specifically authorized in this Agreement.  Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information, no party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to anyone without the prior written consent of the disclosing party, except to its employees and Flextronics Affiliates who need to know such information for carrying out the activities contemplated by this Agreement and who have agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section.  Notwithstanding the foregoing, the receiving party may disclose

10.2.  Confidential Information of the disclosing party pursuant to a subpoena or other court process only (i) after having given the disclosing party prompt notice of the receiving party’s receipt of such subpoena or other process and (ii) after the receiving party has given the disclosing party a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order.  Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed, at the disclosing party’s option, upon the earlier of (i) the disclosing party's written request or (ii) termination of this Agreement.  The Specifications and any other information, including a formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use that is disclosed by Customer pursuant to this Agreement shall be maintained confidential for the term of this Agreement and thereafter in perpetuity.  All other Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for the term of this Agreement and for a period of three (3) years after its expiration or termination.  The terms of this Agreement shall be confidential in perpetuity, provided that either party may disclose the terms of this Agreement (A) as required by applicable securities laws, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities; (B) in confidence, to legal counsel; (C) in confidence, to accountants, banks, and financing sources and their advisors; (D) in confidence, to a potential acquirer; and (E) in connection with the enforcement of this Agreement or any rights hereunder.

10.3.  Use of Name is Prohibited.  Customer may not use Flextronics’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of Flextronics.  Flextronics may not use Customer’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of Customer.

10.4.  Specifications Safeguards.  Flextronics acknowledges and agrees that the Specifications are not publicly available and are of significant value to Customer as trade secrets.  Notwithstanding anything to the contrary herein and in addition to the obligations set forth in Section 10.1, Flextronics shall comply with the following restrictions and obligations with regard to the access, use and security of the Specifications:

(a)  Flextronics shall designate a management-level Flextronics employee (the “Responsible Manager”) who shall have responsibility for preserving the security of the Specifications at all times.

(b)  The Responsible Manager shall authorize Flextronics employees to access the Specifications (whether physically or through computer system access) solely on a “need to know” basis (referred to herein collectively, including the Responsible Manager, as “Authorized Personnel”).  Flextronics shall not allow anyone other than Authorized Personnel to have access to the Specifications at any time.  No Authorized Personnel shall have access to the Specifications unless and until he or she has been apprised of and acknowledges the confidential and proprietary nature of the Specifications and has been trained with respect to the procedures designed to preserve its confidentiality, and is subject to a binding and enforceable obligation neither to use the Specifications (other than for purposes expressly permitted by this Agreement) nor to disclose the Specifications to any person other than a person similarly authorized to access such materials.

(c)  To the extent the Specifications are stored electronically in an information processing system, such system shall meet the following requirements:  (i) such system will have password-controlled access; (ii) each user will have a unique user id and associated password; (iii) only Authorized Personnel shall be issued password access; (iv) each such password will be randomly selected and nonobvious; and (v) displaying and printing of passwords will be either inhibited or masked.

(d)  The Responsible Manager shall maintain a record of all persons who have access to the Specifications and the computer system shall maintain a record of each time a user accessed the Specifications and the id of such user.  Flextronics shall record and investigate all unauthorized attempts to gain access to the Specifications and shall promptly notify Customer of any loss, theft, or unauthorized use or disclosure of the Specifications.  Flextronics shall make such records available to Customer at Customer’s request.

(e)  Flextronics shall conduct periodic reviews to ensure compliance with the foregoing security requirements.  Customer shall have the right to conduct a review to ensure compliance with the foregoing security restrictions, including an interview of the Responsible Manager and inspection of the records maintained by Flextronics pursuant to subsection (d) above, on three (3) business days’ written notice.

10.5.  (**).

10.6.  Injunctive Relief.  Flextronics agrees that, due to the unique nature of the Customer’s Confidential Information, the unauthorized disclosure or use of such Confidential Information of Discloser will cause irreparable harm and significant injury to Customer, the extent of which is difficult to ascertain and for which there will be no adequate remedy at law.  Accordingly, Flextronics agrees that Customer, in addition to any other available remedies, shall have the right to seek an

10.7.  immediate injunction and other equitable relief enjoining any breach or threatened breach of Sections 10.1, 10.3 or 10.4 of this Agreement.  Flextronics shall notify Customer in writing immediately upon becoming aware of any such breach or threatened breach.

10.8.  Compliance with Laws.  Each party shall comply with all federal, state, local and foreign laws, rules and regulations applicable to such party’s performance under this Agreement.  Without limiting the foregoing, Flextronics shall obtain and maintain during the term of this Agreement all local permits, licenses, approvals and registrations in the country of the Flextronics Facility that are required for its performance under this Agreement.  To the extent that Customer has to obtain any local permits, licenses, approvals and registrations in the country of the Flextronics Facility, Flextronics shall fully cooperate with Customer in order to assist Customer to file any documentation with or obtain any such permits, licenses, approvals and registrations from the appropriate governmental authorities.

10.9.  Entire Agreement; Severability.  This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions.    If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

10.10.  Amendments; Waiver.  This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.  Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

10.11.  Independent Contractor.  Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors.  Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

10.12.  Expenses.  Each party shall pay their own expenses in connection with the negotiation of this Agreement.    All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 10.15 below.

10.13.  Insurance.  Flextronics and Customer agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets.  Customer specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Customer pursuant to this Agreement and which is stored on the premises of Flextronics.

10.14.  Force Majeure.  In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability beyond the reasonable control of the party invoking this section, or any other cause beyond the reasonable control of the party invoking this section and not due to such party’s gross negligence or willful misconduct (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences.  Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

10.15.  Successors, Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld; provided, however, either party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party solely in connection with a merger, consolidation, corporate reorganization, sale of all or substantially all of such party’s assets of the business to which this Agreement relates, sale of all or substantially all of such party’s stock, or similar event.  Notwithstanding the foregoing, Flextronics may assign some or all of its rights and obligations under this Agreement to a Flextronics Affiliate.

10.16.  Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial

10.17.  overnight carrier.  All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.

10.18.  Disputes Resolution; Waiver of Jury Trial.

(a)  Except as otherwise provided in this Agreement or for actions for injunctive or other equitable relief (which may be brought in any court of competent jurisdiction), the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Customer or their respective Affiliates (collectively, “Disputes”).  Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below.

(b)  Any and all Disputes shall be referred to arbitration under the Comprehensive Arbitration Rules and Procedures of JAMS, who shall act as the arbitration administrator (the “Arbitration Administrator”).

(c)  The parties shall agree on a single arbitrator (the “Arbitrator”).  The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the parties may agree), the Arbitration Administrator will select an independent Arbitrator.

(d)  Unless otherwise mutually agreed to by the parties, the place of arbitration shall be San Jose, California.

(e)  The Federal Arbitration Act shall govern the arbitrability of all Disputes.  The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the “Federal Rules”), to the extent not inconsistent with this Agreement or the Comprehensive Arbitration Rules and Procedures of JAMS, govern the conduct of the arbitration.  To the extent that the Federal Arbitration Act and Federal Rules and the Comprehensive Arbitration Rules and Procedures of JAMS do not provide an applicable procedure, California law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section.  Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

(f)  Unless otherwise mutually agreed to by the parties, each party shall allow and participate in discovery as follows:

(i)  Non-Expert Discovery.  Each party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in San Jose, California; (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.

(ii)  Expert Discovery. Each party may select a witness who is retained or specially employed to provide  expert testimony and an additional expert witness to testify with respect to damages issues, if any. The parties shall exchange expert reports and documents under the same requirements as Federal Rules of Civil Procedure 26(a)(2) &(4).

(iii)           Additional Discovery.  The Arbitrator may, on application by either party, authorize additional discovery only if deemed essential to avoid injustice.  In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.

(g)  The Arbitrator shall render an award within six (6) months after the date of appointment, unless the parties agree to extend such time. The award shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law.  The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages.  The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the Federal Rules and/or the Comprehensive Arbitration Rules and Procedures of JAMS) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section.

(h)  Either party may seek arbitral review of the award pursuant to the JAMS Optional Arbitration Appeal Procedure.  Arbitral review may be had as to any element of the award as allowed by the JAMS Optional Arbitration Appeal Procedure.

(i)  This Agreement’s arbitration provisions are to be performed in San Jose, California.  Except for actions for injunctive or other equitable relief (which may be brought in any court of competent jurisdiction), any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this Section or to review or confirm the award in arbitration, shall be brought exclusively in a court of competent jurisdiction in the county of Santa Clara, California (the “Enforcing Court”).  Any judgment of the Enforcing Court may be enforced any court of competent jurisdiction.  By execution and delivery of this Agreement, each party accepts the jurisdiction of the Enforcing Court.

(j)  Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section, including attorneys’ fees.

(k)  Notwithstanding anything contained in this Section to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Subsection (b) of this Section, Customer and Flextronics shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Customer’s then-current President and Flextronics’s then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Flextronics.  The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks.  In the event that the parties are unable to resolve such Dispute pursuant to this Subsection (k), the provisions of Subsections (a) through (j) of this Section, inclusive, as well as Subsections (l), (m) and (n) of this Section shall apply.

(l)  The parties agree that the existence, conduct and content of any arbitration pursuant to this Section shall be kept confidential and no party shall disclose to any person any information about such arbitration, except (i) as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements, or (ii) solely with respect to the existence of the arbitration, to Flextronics’s suppliers or Customer’s suppliers who need to know such information for carrying out the activities related to this Agreement, or to Customer’s customers who need to know such information because the orders such customers have placed with Customer are directly affected by such arbitration.

(m)  IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

(n)  In the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

10.19.  Even-Handed Construction.  The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

10.20.  Controlling Language.  This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

10.21.  Controlling Law.  This Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the State of California, without regard to its conflicts of laws provisions; except to the extent there may be any conflict between the law of the State of California and the Incoterms of the International Chamber of Commerce, 2000 edition, in which case the Incoterms shall be controlling.  The parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement.  The parties further acknowledge and confirm that the selection of the governing law is a material term of this Agreement.

10.22.  Counterparts.  This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

CUSTOMER:                                                                                     FLEXTRONICS:

By:                                                                    By:

Title:                                                                Title:

Exhibit 1

Definitions
[*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT IS INDICATED WITHIN THIS EXHIBIT BY THE USE OF THE FOLLOWING (**)]

“Affected Inventory Costs”
shall mean: (i) (**) of the Cost of all affected Inventory and Special Inventory in Flextronics’s possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii) (**)of the Cost of all affected Inventory and Special Inventory on order and not cancelable, (iii) any reasonable vendor cancellation charges incurred with respect to the affected Inventory and Special Inventory accepted for cancellation or return by the vendor, (iv) the then current fees for any affected Product, and (v) expenses reasonably incurred by Flextronics related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable).

“Affiliate”
shall mean, with respect to a party, a corporation, partnership or other entity controlling, controlled by or under common control with such party, but only so long as such control continues to exist.  For purposes of this definition, “control” means ownership, directly or indirectly, of at least fifty percent (50%) of the voting rights in such entity (or, in the case of a noncorporate entity, equivalent rights).

“Approved Vendor List” or “AVL”	shall mean the list of suppliers currently approved to provide the Materials specified in the bill of materials for a Product.
“Confidential Information”
shall mean (a) the terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory, (b) the Specifications and (c) any other information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure, or provided under circumstances reasonably indicating it is confidential.  Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party's data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Cost”	shall mean the cost represented on the bill of materials supporting the most current fees for Products at the time of cancellation, expiration or termination, as applicable.
“Customer Controlled Materials”	shall mean those Materials provided by Customer or by suppliers with whom Customer has a commercial contractual or non-contractual relationship.
“Customer Controlled Materials Terms”	shall mean the terms and conditions that Customer has negotiated with its suppliers for the purchase of Customer Controlled Materials that Customer directs Flextronics to purchase.
“Customer Indemnitees”	shall have the meaning set forth in Section 9.1.

“Damages”	shall have the meaning set forth in Section 9.1.
“Disputes”	shall have the meaning set forth in Section 10.15(a)
“Economic Order Inventory”	shall mean Materials purchased in quantities, above the required amount for purchase orders, in order to achieve price targets for such Materials.
“Engineering Change Order” or “ECO”	shall have the meaning set forth in Section 2.2.
“Engineering Change Request” or “ECR”	shall have the meaning set forth in Section 2.2.
“Environmental Regulations”	Shall mean any hazardous substance content laws and regulations including, without limitation, those related to the EU Directive 2002/95/EC about the Restriction of Use of Hazardous Substances (RoHS).
“Fee List”	shall have the meaning set forth in Section 3.4.
“Flexibility Table”	shall have the meaning set forth in Section 5.2.
“Flextronics Indemnitee”	shall have the meaning set forth in Section 9.2.
“Force Majeure”	shall have the meaning set forth in Section 10.12.
“Inventory”	shall mean any Materials that are used to manufacture Products that are ordered pursuant to a purchase order from Customer.
“Lead Time(s)”
shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics’s facility to the completion of the manufacture, assembly and test processes.

“Long Lead Time Materials”	shall mean Materials with Lead Times exceeding the period covered by the accepted purchase orders for the Products.
“Materials”	shall mean components, parts and subassemblies that comprise the Product and that appear on the bill of materials for the Product.
“Materials Procurement Lead Time”
shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Flextronics’s MRP system or (b) the actual lead time, if a supplier has increased the lead time but Flextronics has not yet updated its MRP system.

“Minimum Order Inventory”	shall mean Materials purchased in excess of requirements for purchase orders because of minimum lot sizes available from the supplier.
“Monthly Charges”
shall mean a finance carrying charge of (**) and a storage and handling charge of (**), in each case of the Cost of the Inventory and/or Special Inventory and/or of the fees for the Product affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory and/or Product is returned to the vendor, used to manufacture Product or is otherwise purchased by Customer.

“NCNR”	shall mean non-cancellable and non-returnable.
“Product”	shall have the meaning set forth in Section 2.1.

“Production Materials”
shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue.  Production Materials do not include any such production materials that have been specified by the Customer or any Customer Controlled Materials.

“Special Inventory”	shall mean any Long Lead Time Materials and/or Minimum Order Inventory and/or Economic Order Inventory.
“Specifications”	shall have the meaning set forth in Section 2.1.
“Work”	shall have the meaning set forth in Section 2.1.

EXHIBIT 2.1

SPECIFICATIONS

Incorporated by reference only

EXHIBIT 2.3

CONSIGNED EQUIPMENT

Incorporated by reference only

EXHIBIT 3.4

FEES LIST

[*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT IS INDICATED WITHIN THIS EXHIBIT BY THE USE OF THE FOLLOWING (**)]

Cost Model		Rates

(	**)	(	**)%
(	**)	$(	**)
(	**)	$(	**)
(	**)	(	**)%
(	**)	(	**)%

(**)

EXHIBIT 5.2

FLEXIBILITY TABLES

[*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT IS INDICATED WITHIN THIS EXHIBIT BY THE USE OF THE FOLLOWING (**)]

200mm Base Systems:

Maximum Allowable Variance From Accepted Purchase Order Quantities/Shipment Dates
Run rate per quarter
# of days before Shipment Date on Purchase Order	<(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	>(**)	Allowable Quantity Increases and Decreases	Maximum Reschedule Quantity	Maximum Reschedule Period
(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)
(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)
(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**) days
(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)days
>(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)days

300mm Base Systems:

Maximum Allowable Variance From Accepted Purchase Order Quantities/Shipment Dates
Run rate per quarter
# of days before Shipment Date on Purchase Order	<(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	>(**)	Allowable Quantity Increases and Decreases	Maximum Reschedule Quantity	Maximum Reschedule Period
(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)
(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)
(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)days

                  pa-1199494

(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)days
>(**)	(**)%	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)days

Special Systems:

Maximum Allowable Variance From Accepted Purchase Order Quantities/Shipment Dates
Run rate per quarter
# of days before Shipment Date on Purchase Order	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	>(**)	Allowable Quantity Increases and Decreases	Maximum Reschedule Quantity	Maximum Reschedule Period
(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)
(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)
(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**)days
(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**) days
>(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)	(**)%	(**)%	(**)%	(**) days

Other Products:

Maximum Allowable Variance From Accepted Purchase Order Quantities/Shipment Dates
# of days before Shipment Date on Purchase Order	Allowable Quantity Increases and Decreases	Maximum Reschedule Quantity	Maximum Reschedule Period
(**)	(**)%	(**)%	(**)
(**)	(**)%	(**)%	(**)
(**)	(**)%	(**)%	(**) days
(**)	(**)%	(**)%	(**) days